                                                                    EXHIBIT 99.1


                     AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

This Amendment No. 3 to Employment Agreement is made as of the 31st day of August 2006, by and between Clinical Data, Inc., a Delaware corporation formerly known as Novitron International, Inc. (together with its subsidiaries and affiliates hereinafter referred to as the "Company"), and Israel M. Stein, M.D. (hereinafter referred to as the "Employee").

WHEREAS, the Company and the Employee entered into that certain Employment Agreement dated as of October 29, 2001 as amended (the "Employment Agreement"), providing for the employment of the Employee in an executive capacity with the Company upon the terms and subject to the conditions set forth in the Employment Agreement; and

WHEREAS, the Company and the Employee now wish to further amend the Employment Agreement in accordance with the terms and conditions set forth in this Amendment No. 3 thereto.

NOW THEREFORE, in consideration of the premises and the promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and the Employee, intending to be legally bound, hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Employment Agreement.

2. Stock Options. Employee and the Company agree that the provision of Section 4E of the Employment Agreement that references the extension of the post-termination exercise period for stock options is hereby modified such that any termination under Section 4E shall extend the post-termination exercise period for all stock options granted to the Employee under the Company's stock option and other benefit plans so that such options will be exercisable until the last day of the calendar year in which the termination occurs.

3. No Further Amendment. Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to the Employment Agreement as of the date first above written.

CLINICAL DATA, INC.                    EMPLOYEE


By: /s/ Caesar J. Belbel               By: /s/ Israel M. Stein, M.D
    ------------------------------         ----------------------------------
Caesar J. Belbel                       Israel M. Stein, M.D.
Executive Vice President,
Chief Legal Officer and Secretary